EXHIBIT 99.1

News Release

August 4, 2009
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Second Quarter Earnings For 2009

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported second quarter net income of $305,000 compared to $723,000 in the same period last year. Earnings per share for the second quarter of 2009 were $.09 compared to $.23 in the second quarter of 2008. Net income for the first six months of 2009 was $1,046,000, compared to $1,482,000 in the first half of 2008. Earnings per share for the first half of 2009 were $.32, compared to $.46 in the same period last year.

The decrease in net income in the second quarter and first six months of 2009 compared to the same periods in 2008 was due to an increase in the provision for loan losses and higher noninterest expense, partially offset by growth in net interest income and noninterest income.

Net interest income was $290,000 higher in the second quarter of 2009 and $490,000 higher in the first half of 2009 than the same periods in 2008. ChoiceOne's net interest income spread was 56 basis points higher in the first six months of 2009 than in the first half of 2008. This was caused by rate reductions in funding costs being larger than rate reductions on earning assets. Average earning assets were $15.4 million lower in the first half of 2009 than in the same period in 2008. The average balance of loans declined $6.0 million with the primary cause being limited loan demand due to the uncertain economy. The average balance of securities was $8.7 million lower as a result of maturities and calls of securities that were not replaced due to the low interest rate environment.

The provision for loan losses was $1,350,000 in the second quarter of 2009 and $1,950,000 in the first six months of 2009, compared to $450,000 and $1,000,000 in the same periods in the prior year. The higher provision was caused by higher net charge-offs in 2009 than in 2008 and management's continued concern with the Michigan economy. Net charge-offs in the first six months of 2009 were $1,718,000, compared to $890,000 in the same period in 2008. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.21% as of June 30, 2009, compared to 1.27% as of March 31, 2009 and 1.10% as of December 31, 2008. Total nonperforming loans were $8.6 million as of June 30, 2009, compared to $9.1 million as of March 31, 2009 and $9.2 million as of December 31, 2008.

Noninterest income was $240,000 higher in the second quarter and $283,000 higher in the first half of 2009 than the same periods in 2008. Gains on sales of loans were up $190,000 in the second quarter and $281,000 in the first six months of 2009 compared to the same periods in the prior year. The growth in gains on sales of loans was caused by refinancing activity that occurred as a result of low interest rates for fixed rate mortgage loans in the first two quarters of 2009. Gains on sales of securities were $90,000 higher in the first six months of 2009 than the same period in 2008. Approximately $66,000 of the gains on sales of securities resulted from the sale of mortgage-backed securities in the first quarter of 2009 as ChoiceOne lessened its exposure to this investment category. Deposit service charges were down $104,000 in the first half of 2009 compared to the same period in 2008 as overdraft fee income was lower than the prior year.

Noninterest expense was $274,000 higher in the second quarter and $299,000 higher in the first half of 2009 than the same periods in 2008. The increase was due to higher data processing expense, FDIC insurance expense, and other real estate and loan collection related expenses in 2009 compared to 2008. Data processing expense was $118,000 higher in the first six months of 2009 due to increased volumes. FDIC insurance expense was up $379,000 in the first six months of 2009 due to a special assessment levied in the second quarter of 2009 of approximately $200,000 and a doubling of assessment rates in 2009 compared to 2008. Expenses related to the cost of carrying of other real estate properties and loan collection expenses were $203,000 higher in the first half of 2009 than in 2008 as a result of the continued challenges faced by the Michigan economy. Salaries and benefits expense was down slightly in 2009 compared to 2008.

Total assets declined by $10.5 million in the second quarter of 2009 and have decreased $20.2 million in the last twelve months. The reduction is due to lower balances in loans and securities. Loans were affected by refinancing of portfolio mortgage loans into fixed rate loans that were sold in the secondary market and by pay-downs of credit lines by borrowers. Total deposits declined $16.5 million in the second quarter of 2009 and have decreased $7.2 million in the last twelve months. Approximately $14.6 million of the reduction in the second quarter was caused by maturities of brokered certificates of deposit. Checking, savings, and money market accounts have grown $5.1 million since the end of 2008 while local certificates of deposit decreased $2.0 million.

James Bosserd, President and Chief Executive Officer, stated "The expansion in our net interest spread caused by a deposit mix change and repricing of deposits has offset some of our provision for loan losses in 2009. Although we were affected by increased provisions for loan losses and FDIC insurance expense in 2009 compared to 2008, we were very pleased to show positive earnings for the first two quarters of 2009."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
	6/30/2009	12/31/2008	6/30/2008
Loans	$313,199	$322,693	$324,235
Securities	76,345	81,941	83,880
Other Assets	55,774	58,917	57,445

Total Assets	$445,318	$463,551	$465,560

Deposits	$336,949	$346,998	$344,192
Borrowings	47,661	58,743	61,214
Other Liabilities	7,773	5,625	7,006

Total Liabilities	392,383	411,366	412,412

Shareholders' Equity	52,935	52,185	53,148

Total Liabilities and Shareholders' Equity	$445,318	$463,551	$465,560

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Interest Income	$5,816	$6,583	$11,729	$13,511
Interest Expense	1,798	2,855	3,813	6,085

Net Interest Income	4,018	3,728	7,916	7,426

Provision for Loan Losses	1,350	450	1,950	1,000
Noninterest Income	1,489	1,249	2,865	2,582
Noninterest Expense	3,947	3,673	7,744	7,245
Income Taxes/(Benefit)	(95)	131	41	281

Net Income	$305	$723	$1,046	$1,482

Basic Earnings Per Share	$.09	$.23	$.32	$.46
Diluted Earnings Per Share	$.09	$.23	$.32	$.46

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.